Kramer Levin Naftalis & Frankel LLP

August 7, 2009

Oppenheimer Convertible Securities Fund
6803 South Tucson Way

Centennial, Colorado 80112

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the reorganization (the “Reorganization”) of Oppenheimer Convertible Securities Fund, a series of Bond Fund Series (the “Target Fund”) into Oppenheimer Capital Income Fund, Inc. (the “Acquiring Fund”) pursuant to the Agreement and Plan of Reorganization (the “Agreement”) dated as of April 15, 2009, by and between the Target Fund and the Acquiring Fund.

In the Reorganization, the Target Fund will transfer substantially all of its assets to the Acquiring Fund solely in exchange for voting shares of beneficial interest (“shares”) of the Acquiring Fund and the assumption by the Acquiring Fund of certain liabilities of the Target Fund. The Target Fund will distribute the shares of the Acquiring Fund received in the Reorganization pro rata to its shareholders in exchange for their Target Fund shares and will liquidate pursuant to the Agreement.

All capitalized terms used in this opinion and not defined herein have the respective meanings assigned to them in the Agreement and the Combined Prospectus and Proxy Statement included in the registration statement on Form N-14, Registration No. 333-158619, filed by the Acquiring Fund with the Securities and Exchange Commission on May 29, 2009, as supplemented (the “Proxy Statement”).

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Agreement, (ii) the Proxy Statement, and (iii) such other documents, records, and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations, which we have neither investigated nor verified, made by the Target Fund, the Acquiring Fund, and OppenheimerFunds, Inc., the investment adviser to the Target Fund and the Acquiring Fund (the “Certified Representations”), including, inter alia, that:

(a)

there is no plan or intention by the Acquiring Fund or any person related to the Acquiring Fund (as defined in Treasury Regulations § 1.368-1(e)(4)), or any partnership in which the Acquiring Fund or any such related person is a partner, to acquire or redeem any of the shares of the Acquiring Fund issued in the Reorganization, either directly or through any transaction, agreement, or arrangement with any other person, other than redemptions in the ordinary course of the Acquiring Fund’s business as an open-end investment company, pursuant to section 22(e) of the Investment Company Act of 1940;

(b)	the fair market value of the Acquiring Fund shares received by each shareholder of the Target Fund will be approximately equal to the fair market value of the Target Fund shares exchanged therefor;

(c)	each of the Target Fund and the Acquiring Fund is qualified as a regulated investment company, as defined in section 851 of the Internal Revenue Code of 1986, as amended (the “Code”); and

(d)	the Acquiring Fund will acquire at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Target Fund immediately prior to the Reorganization, taking into account the assets specified in the Certified Representations.

We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers and directors of the Target Fund and the Acquiring Fund, as well as with other professionals engaged by them. We have assumed, with your consent, that all documents reviewed by us are originals or photocopies that faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true, correct, complete, and not breached, that no actions that are inconsistent with such representations and statements will be taken, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We have further assumed that all representations made in the Certified Representations “to the best knowledge of” any person will be true, correct, and complete as if made without such qualification.

Based upon the foregoing, and subject to the qualifications set forth below, it is our opinion that, for federal income tax purposes:

(a)

the transfer by the Target Fund of substantially all of its assets to the Acquiring Fund solely in exchange for voting shares of the Acquiring Fund and the assumption by the Acquiring Fund of certain liabilities of the Target Fund, the distribution of the shares of the Acquiring Fund received by the Target Fund pro rata to its shareholders in exchange for their Target Fund shares, and the subsequent liquidation of the Target Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Code;

(b)	the Target Fund and the Acquiring Fund will each be “a party to a reorganization” within the meaning of section 368(b) of the Code;

(c)

under section 354 of the Code, the shareholders of the Target Fund will not recognize any gain or loss on the exchange of their shares of the Target Fund for shares of the Acquiring Fund in the Reorganization;

(d)

under sections 361 and 357 of the Code, the Target Fund will not recognize any gain or loss by reason of the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for shares of the Acquiring Fund and the assumption of certain of its liabilities by the Acquiring Fund in the Reorganization, or upon the distribution to its shareholders of shares of the Acquiring Fund in the Reorganization;

(e)	under section 1032 of the Code, the Acquiring Fund will not recognize any gain or loss on the receipt of substantially all of the assets of the Target Fund in exchange for shares of the Acquiring Fund and the assumption of certain liabilities of the Target Fund in the Reorganization;

(f)	under section 358 of the Code, the aggregate tax basis of the shares of the Acquiring Fund received by each shareholder of the Target Fund in the Reorganization will be the same as the aggregate tax basis of the shares of the Target Fund exchanged therefor by such shareholder;

(g)

under section 1223(1) of the Code, the holding period of each former shareholder of the Target Fund in the shares of the Acquiring Fund received in the Reorganization will include the period during which such shareholder held the Target Fund shares exchanged therefor, if such shares of the Target Fund were held as a capital asset at the time of the Reorganization;

(h)

under section 362(b) of the Code, the Acquiring Fund’s adjusted tax bases in the assets received from the Target Fund in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of the Target Fund immediately prior to the Reorganization;

(i)	under section 1223(2) of the Code, the Acquiring Fund’s holding periods in the assets received from the Target Fund in the Reorganization will include the holding periods of such assets in the hands of the Target Fund immediately prior to the Reorganization; and

(j)	shareholders of the Acquiring Fund will not recognize any gain or loss upon the receipt by the Acquiring Fund of substantially all of the assets of the Target Fund.

This opinion does not address the tax consequences arising from contracts or securities on which gain or loss is recognized solely as a result of the close of the taxable year of the Target Fund due to the Reorganization. Our opinion, which is not binding on the Internal Revenue Service or the courts, is based upon existing statutory, regulatory, and administrative and judicial authority, any of which may be changed at any time with retroactive effect to the detriment of the Acquiring Fund, the Target Fund, and/or their shareholders. We do not undertake to advise you as to any changes after the date of this opinion in the above-referenced authorities that may affect our opinion unless we are specifically requested to do so. As noted above, our opinion is based solely on the documents that we have examined, the assumptions we have made, the additional information that we have obtained, and the representations that have been made to us. Our opinion cannot be relied upon if any of the facts contained in such documents, such additional information, or any of our assumptions or the representations made to us is, or later becomes, inaccurate. Finally, our opinion is limited to the tax matters specifically stated above, and we have not been asked to address, nor have we addressed, any other matters relating to the Reorganization, the Acquiring Fund, the Target Fund, or any investment in or by the Acquiring Fund or the Target Fund.

This opinion is intended for the exclusive use of the Target Fund and the Acquiring Fund. This opinion may not be circulated or relied upon by any other person or entity or for any other purpose without our prior consent.

Very truly yours,

/s/Kramer Levin Naftalis & Frankel LLP

IRS Circular 230 disclosure:

To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any tax advice contained in this communication was not intended or written to be used, and cannot be used, for the purpose of (i) avoiding tax-related penalties under the Internal Revenue Code or (ii) promoting, marketing or recommending to another party any matter[s] addressed herein.

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